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                                                                   EXHIBIT 10.36

                                    INTERVAL
                                  INTERNATIONAL
                      THE QUALITY VACATION EXCHANGE NETWORK




                          RESORT AFFILIATION AGREEMENT

AGREEMENT made and entered into by and between INTERVAL INTERNATIONAL, INC., a corporation duly organized and existing under the laws of the State of Florida, with its principal place of business at 6262 Sunset Drive, Penthouse One, Miami, Florida 33143, hereinafter referred to as "INTERVAL," and
Beartown Development Inc.
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                       (Exact Name of Development Entity)
a/an Pennsylvania Corporation
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                   (Type of Entity and State of Registration)

with a principal place of business at Box 4402, RR#4, Stroudsburg, PA 18360
                                      ------------------------------------------

hereinafter referred to as "AFFILIATE" AND
                                           -------------------------------------

a/an
     ---------------------------------------------------------------------------
                   (Type of Entity and State of Registration)

with its principal place of business at
                                        ----------------------------------------

hereinafter referred to as "ASSOCIATION." INTERVAL, AFFILIATE and ASSOCIATION are sometimes collectively referred to as the "Parties."

    WHEREAS, INTERVAL is engaged in the business of providing and operating a vacation exchange service to facilitate the exchange of accommodations between owners of Vacation Interests (as defined herein) at participating resorts, hereinafter referred to as the "INTERVAL NETWORK;" and

    WHEREAS, AFFILIATE is developing or has developed a resort vacation ownership program known as Oak 'n Spruce Resort
                           -----------------------------------------------------
                                             (NAME OF PROGRAM)

located at Meadow Street, South Lee, MA 01260
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to consist, or consisting, of the units and amenities as described herein, and to be no less than 12 studios, 90 one-bedroom, 29. two-bedroom, and 0 three-bedroom units, hereinafter collectively referred to as the "PROJECT;" and

    WHEREAS, ASSOCIATION is an association of owners comprised of individuals who own Vacation Interests at the PROJECT, and ASSOCIATION is or will be responsible for the management of the PROJECT; and

    WHEREAS, AFFILIATE and ASSOCIATION desire to include the PROJECT as a participant in the INTERVAL NETWORK.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

A. DEFINITIONS.

    Unless a different meaning clearly appears from the context, the following capitalized terms when used in this Agreement shall have the meaning set forth below:

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       1.    "Confirmation" or "Confirmed Exchange" means a written or oral acknowledgment that an exchange request has been fulfilled by INTERVAL.

       2. "Effective Date" means the date this Agreement was executed by INTERVAL.

       3. "Exchange Guest" means the individual who has been issued a Confirmed Exchange to the PROJECT by INTERVAL

       4. "Individual Member" means any purchaser/owner of a Vacation Interest at the PROJECT properly enrolled in the INTERVAL NETWORK (whether by AFFILIATE, transfer of membership, acceptance of a membership offer from INTERVAL, or otherwise) and "Individual Membership" shall be construed accordingly. An Individual Member who is current in the payment of membership fees prescribed by INTERVAL and who is in compliance with all terms and conditions then in effect is referred to as an Individual Member in good standing.

       5. "Individual Membership Application" means the form or agreement prescribed by INTERVAL, from time to time, for the enrollment of Individual Members.

       6. "Marks" mean the following, registered or unregistered, trademarks, service marks or trade names: "Five Star Logo," "Flexchange," "Interval Logo," "Interval International," "Interval International and Logo," "Interval International Five Star Award Program," "Interval International Traveler," "Worldex," "WorldCard," "WorldCard Preferred," and such other trademarks, service marks and/or trade names, as may at any time be owned or claimed by INTERVAL or any associated or affiliated company.

       7. "Member Resort" means any resort which has entered into a written agreement with INTERVAL to participate in the INTERVAL NETWORK

       8. "Resort Membership Application" means the form completed by AFFILIATE and/or ASSOCIATION, or on behalf of AFFILIATE and/or ASSOCIATION, for application to the INTERVAL NETWORK, and includes all documents and exhibits and any and all representations or undertakings, whether written or oral, given or provided by AFFILIATE, ASSOCIATION, or on behalf of AFFILIATE or ASSOCIATION, to INTERVAL in connection with this Agreement, whether before or after the Effective Date of this Agreement.

       9. "Unit" means each apartment, villa, suite, or other unit of accommodation designed for occupancy.

       10. "Unit Week" means the use and occupancy of a Unit for a one-week period. Each Unit, therefore, has available for use and occupancy up to fifty-two (52) Unit Weeks per year.

       11. "Vacation Interest" means the ownership of or the tight to use a Unit and the amenities and facilities of a Vacation Ownership Resort for at least one week during any given year, but not necessarily consecutive years, and which extends for a period of at least three years.

       12. "Vacation Ownership Resort" means one or more Units subject to the same time share or other vacation ownership plan, together with any other property, or rights to property, appurtenant to those Units.

B. TERM AND RENEWALS.

     The initial term of this Agreement is for six (6) years from the Effective Date. Thereafter, this Agreement will automatically renew for additional periods often (10) years each unless a Party gives to the other Parties written notice, at least ninety (90) days prior to the expiration of the initial term of this Agreement or any subsequent renewal term, of its intent not to renew. In the event any Party chooses not to renew this Agreement, said notice of non-renewal shall apply only to the Party giving said notice, and the Agreement shall continue and be in full force and effect as it relates to all Parties who did not serve a notice of non-renewal.

C. AFFILIATION FEE.

     AFFILIATE agrees to pay an affiliation fee of $ 0 on or before ______________________. Upon execution of this Agreement by INTERVAL, such fee is non-refundable.



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D. INTERVAL NETWORK

       1.   INTERVAL'S DUTIES.

            INTERVAL will provide:

            (a) resort membership for the PROJECT in the INTERVAL NETWORK upon such terms and conditions as are set forth in this Agreement;

            (b) an exchange program for use by Individual Members in accordance with the Terms and Conditions of Individual Membership and Exchange, as amended from time to time by INTERVAL;

            (c) promotional materials for use by AFFILIATE in accordance with this Agreement, and thereafter, such additional materials as INTERVAL may make available from time to time at such rates as INTERVAL may establish for such materials;

            (d) such other benefits, privileges and/or discounts as INTERVAL may have available from time to time to Individual Members in good standing.

       2.   INDIVIDUAL MEMBERSHIP.

            (a) For all sales of Vacation Interests at the PROJECT subsequent to the Effective Date of this Agreement, AFFILIATE shall provide INTERVAL with a completed Individual Membership Application executed by each purchaser of a Vacation Interest at the PROJECT and the applicable 1 year membership fee prescribed by INTERVAL or its designated representative. Such Individual Membership Application and fee shall be provided to INTERVAL no later than thirty (30) days after the execution of a purchase agreement by said purchaser, regardless of the actual date of dosing or escrow requirements for said purchase.

            (b) All Individual Membership fees due under this Agreement shall be delivered to INTERVAL in accordance with the fees schedule then in effect, without set-off or deduction. In the event AFFILIATE or ASSOCIATION receive renewal fees for Individual Membership, said funds shall be forwarded to INTERVAL without set-off or deduction upon receipt of such fees by AFFILIATE or ASSOCIATION.

            (c)   [intentionally omitted]

            (d) For each quarter, commencing with the quarter following the expiration of the second anniversary of the Effective Date of this Agreement, in which there are less than two hundred (200) Individual Members in good standing with INTERVAL, INTERVAL may assess AFFILIATE a service fee of five hundred dollars ($500.00) per quarter. INTERVAL shall invoice AFFILIATE at the end of each three month period in which the service fee is payable. AFFILIATE agrees to pay INTERVAL within fifteen (15) days after receipt of such statement.

            (e) AFFILIATE agrees to provide each purchaser of a Vacation Interest at the PROJECT with a then current version of the INTERVAL Resort Directory. Such Resort Directory shall be provided to the purchaser at the time of execution of a purchase agreement. AFFILIATE agrees to purchase such Resort Directories from INTERVAL, in minimum quantities of fifty (50) directories per order, at the price prescribed by INTERVAL, plus applicable postage and shipping charges and taxes. Such Resort Directories shall be shipped to AFFILIATE C.O.D., unless otherwise agreed to by INTERVAL. AFFILIATE shall be entitled to deduct from the membership fee payable to INTERVAL pursuant to sub-paragraph (a) above the per unit cost paid by AFFILIATE (excluding any applicable shipping charges and taxes) for a Resort Directory.


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       3.   PRECONSTRUCTION OR RENOVATION.

            (a) In the event the PROJECT's Units, amenities or facilities are unavailable for occupancy due to construction or renovation, AFFILIATE will advise each purchaser of a Vacation Interest at the PROJECT, prior to enrollment with INTERVAL, that said purchaser will not be entitled to utilize the INTERVAL NETWORK until his/her Unit Week and the PROJECT are available for occupancy as reasonably determined by INTERVAL The PROJECT shall be deemed "unavailable for occupancy" until such time as INTERVAL determines in its good faith judgment that the PROJECT is sufficiently complete to be desirable for exchange (e.g., Units complete and fully furnished, amenities available for use, and remaining construction does nor interfere with the use and enjoyment of completed Units, amenities and facilities). An Individual Member in good standing who is unable to use the exchange privilege due to construction and/or renovation at the PROJECT shall be entitled to use such other benefits, privileges and discounts as may be afforded to Individual Members from time to time.

            (b) In the event a portion of the PROJECT is. under construction or renovation, AFFILIATE and/or ASSOCIATION agree that Exchange Guests will be accommodated only in completely renovated and fully furnished Units, and in Units where use and enjoyment by the Exchange Guest will not be impaired by the ongoing construction or renovation at the PROJECT.

            (c) Notwithstanding the PROJECT's Units, amenities, or facilities being unavailable for occupancy due to construction or renovation, AFFILIATE'S obligation to enroll all purchasers pursuant to Section D. Paragraph 2(a) of this Agreement shall not be waived.

       4.   TERMS AND CONDITIONS.

            (a) The terms and conditions of the INTERVAL NETWORK, including but not limited to, the Terms and Conditions of Individual Membership and Exchange, may be changed by INTERVAL from time to time in its sole discretion.

            (b) AFFILIATE and/or ASSOCIATION agree to comply with all procedures reasonably established by INTERVAL, from time to time, for the operation of the INTERVAL NETWORK.

       5.   EXCHANGE ACTIVITY.

            (a) AFFILIATE and/or ASSOCIATION agree to honor all Confirmations made by INTERVAL utilizing Unit Weeks relinquished by Individual Members, as well as Unit Weeks provided by AFFILIATE to INTERVAL in accordance with Section E, Paragraph 4 and such other Unit Weeks at the PROJECT as may be provided by AFFILIATE and/or ASSOCIATION to INTERVAL from time to time. If an Exchange Guest arrives at the PROJECT and the Unit confirmed by INTERVAL is not available, AFFILIATE and/or ASSOCIATION agree to provide at their expense substitute accommodations (of the same or superior size and quality) at the PROJECT, or they shall provide such substitute accommodations (of the same or superior size and quality) at a similar location of comparable quality with amenities and facilities similar to that available at the PROJECT for the same time period as that originally confirmed. Additionally, AFFILIATE and/or ASSOCIATION shall be responsible for all expenses incurred by the Exchange Guest or INTERVAL as a result of the confirmed Unit not being available at the PROJECT, including, without limitation, relocation expenses and INTERVAL's standard administrative charge which is currently one hundred U.S. dollars ($100.00). The provisions of this Paragraph shall survive the expiration or termination of this Agreement.

            (b) In the event it is necessary for AFFILIATE or ASSOCIATION to change the particular Unit into which an Exchange Guest has been Confirmed, AFFILIATE and ASSOCIATION agree that the replacement Unit shall be comparable or superior in all respects (including, without limitation, the size of the Unit, view from the Unit and amenities available in the Unit) to the Unit into which INTERVAL issued the Confirmation.

            (c) AFFILIATE agrees not to require any Exchange Guests to attend a sales presentation regarding the PROJECT.

            (d) AFFILIATE and ASSOCIATION agree not to participate in any system or arrangement of exchange with any other Vacation Ownership Resort during the term of this Agreement and any renewals thereof

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            (e)   AFFILIATE agrees that during the term of this Agreement or any renewals thereof, the INTERVAL NETWORK will be the only exchange program represented to prospective purchasers of Vacation Interests at the PROJECT. AFFILIATE and ASSOCIATION further agree that the INTERVAL NETWORK will be the only exchange program recommended or otherwise promoted to owners of Vacations Interests at the PROJECT. Additionally, AFFILIATE and ASSOCIATION agree that the INTERVAL NETWORK shall be utilized for all exchange requests, both internal and external. Notwithstanding the foregoing~ this Paragraph shall not be construed to prohibit an owner of a Vacation Interest at the PROJECT from utilizing an exchange program other than the INTERVAL NETWORK, if such individual had been previously enrolled in another exchange program prior to the PROJECT's initial affiliation with INTERVAL.

E.     AFFILIATE'S PROGRAM.

       1.   PHASING AND AMENITIES.

            (a) The PROJECT is included as a Member Resort with the mutual understanding that a material condition for the PROJECT's continued participation in the INTERVAL NETWORK is AFFILIATE's strict adherence to the completion and availability of Units and amenities as set forth in the attached Addendum.

            (b) This Agreement encompasses all of the Units, buildings or phases now or hereafter constructed where the PROJECT is located or adjacent thereto. The inclusion of any additional Units, buildings or phases, however, shall be subject to adherence to the standards and criteria for resort membership in effect at the time of inclusion.

       2.   REPRESENTATIONS AND WARRANTIES.

            (a) AFFILIATE represents and warrants that it owns the real estate and improvements constituting the PROJECT, or that AFFILIATE has the contractual right to convey use tights in the PROJECT; that the legal structure of the PROJECT is in compliance with all applicable laws and that the marketing of the PROJECT is in compliance with all applicable laws; that all monies paid by an individual to purchase a Vacation Interest at the PROJECT are placed in escrow or guaranteed by an independent third party of standing until such time as the purchaser is granted actual occupancy rights; that the legal structure of the PROJECT guarantees the purchaser the undisturbed use of the Units, amenities and facilities comprising the PROJECT for the duration of the Vacation Interest purchased; that there are no proceedings pending or threatened against or affecting AFFILIATE or individuals or entities related thereto in any court or before any governmental authority which involves the possibility of adversely affecting the business or financial condition of AFFILIATE or the PROJECT; that execution of this Agreement and its performance hereunder is binding upon AFFILIATE and will not conflict with or result in a breach of any provision of any other agreement, charter, bylaw or other instrument to which AFFILIATE or the PROJECT may be bound; and that AFFILIATE has and will continue to comply with all applicable laws and regulations of any jurisdiction where compliance is required.

            (b) ASSOCIATION represents and warrants that there are no proceedings pending or threatened against or affecting ASSOCIATION or individuals related thereto in any court or before any governmental authority which involves the possibility of adversely affecting the business or financial condition of ASSOCIATION or the PROJECT; that execution of this Agreement with INTERVAL and its performance hereunder is binding upon ASSOCIATION and will not conflict with or result in a breach of any provision of any other agreement, charter, by-law or other instrument to which ASSOCIATION may be bound; and that ASSOCIATION has and will continue to comply with all applicable laws and regulations of any jurisdiction where compliance is required.

            (c) AFFILIATE and/or ASSOCIATION, as the case may be, represent and warrant that they currently maintain and will continue to maintain, at their sole cost and expense, a protection and indemnity liability policy, including coverage for bodily injury, property damage, personal and advertising injury occurring on or about the PROJECT or in connection with the PROJECT. Said policy shall afford minimum protection of not less than One Million Dollars ($1,000,000) combined single limit coverage for each occurrence. AFFILIATE and/or ASSOCIATION shall cause INTERVAL and its officers, directors, employees, agents and representatives to be named insureds under the policy. A certificate showing such insurance in force shall be delivered to INTERVAL within thirty (30) days of the Effective Date of this Agreement, and upon any renewal or replacement of the policy. Said certificate shall further provide that not less than thirty (30) days prior written notice be given to INTERVAL in the event of cancellation, material change, alteration or amendment of the policy.

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            (d)   AFFILIATE agrees to provide INTERVAL with an opinion letter from a licensed independent attorney coveting those items set forth in Exhibit "A", attached hereto and made a part hereof, upon execution of this Agreement by AFFILIATE. AFFILIATE further understands and agrees that it will not be entitled to represent its participation in the INTERVAL NETWORK until INTERVAL has received a satisfactory opinion letter from such licensed independent attorney and has notified AFFILIATE of same. Failure to provide such opinion letter, or any material misrepresentation of the representations and warranties set forth above or any information set forth in this Agreement, the Resort Membership Application or any supporting documents, shall be grounds for immediate termination of this Agreement by INTERVAL.

            (e) The Parties represent and warrant that the individuals executing this Agreement on behalf of INTERVAL, AFFILIATE and ASSOCIATION, are officers of their respective organizations and duly authorized to execute this Agreement on behalf of INTERVAL, AFFILIATE or ASSOCIATION, as the case may be.

       3.   DISCLOSURE.

            (a) AFFILIATE agrees to provide either INTERVAL's most recent disclosure statement and/or the INTERVAL Resort Directory, or such other publication which contains the complete and then current Terms and Conditions of Individual Membership and Exchange, to all prospective purchasers of Vacation Interests at the PROJECT prior to their execution of any contract for purchase. Notwithstanding the foregoing~ AFFILIATE shall provide INTERVAL's most recent disclosure statement if required by law to do so.

            (b) AFFILIATE further agrees to conspicuously include the following statement, or a statement substantially similar to the following, in its sales documents:

                  "This Resort has an agreement with Interval International, Inc. ("Interval") of Miami, Florida, wherein Interval has agreed to provide its Exchange Program to owners of vacations interests at this Resort. Interval is an independently owned and operated service company. The developer! marketer of this Resort is not an agent for Interval and no representations or promises made by such developer/marketer, or their agents, are binding on Interval. Interval's responsibility for representations regarding Interval's Exchange Program, as well as Interval's current or future services, is limited to those made in written materials furnished by Interval."

       4.   RESERVE ACCOMMODATIONS.

            (a) AFFILIATE agrees to make available as reserve accommodations for INTERVAL's exclusive use _____ studios, ____ one-bedroom, 1 two-bedroom, and ____ three-bedroom Units at the PROJECT each week of the year commencing within one hundred twenty
                  (120) days after INTERVAL determines that the PROJECT is available for occupancy and continuing thereafter for a period of two years.

            (b) AFFILIATE shall provide INTERVAL with a schedule of the Unit Weeks reserved for INTERVAL's exclusive use for the current calendar year no later than thirty (30) days after the Effective Date of this Agreement. Additionally, AFFILIATE agrees to provide INTERVAL on a yearly basis, on or before October 1 of each year, with a schedule of the Unit Weeks reserved for INTERVAL's exclusive use for the following year in accordance with subparagraph (a) above.

            (c) If for any reason AFFILIATE is unable to provide the reserve accommodations delineated above, AFFILIATE shall be obligated to provide comparable accommodations at a location which is agreed upon by INTERVAL, at AFFILIATE's sole cost and expense.

            (d) Additionally, if for any reason INTERVAL is unable to utilize the reserve accommodations set forth above due to reasons attributable to AFFILIATE (e.g. incomplete affiliation file, construction delays) and AFFILIATE has not provided alternate accommodations satisfactory to INTERVAL as set forth in subparagraph (c) above, AFFILIATE shall be obligated to provide an equal number of comparable accommodations at the PROJECT after elimination of the deficiency which prevented INTERVAL from utilizing such reserve accommodations at such dates as are reasonably specified by INTERVAL.

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       5.   MAINTENANCE OF STANDARDS.

            (a) AFFILIATE and ASSOCIATION acknowledge the necessity for and agree to establish and maintain a comprehensive program in order to assure the continued high standards of service, appearance, cleanliness, quality and management as evidenced at the time of the PROJECT's initial acceptance by INTERVAL or as reflected in the plans and supporting documents in the event the PROJECT is under construction or renovation. AFFILIATE and/or ASSOCIATION further agree to establish a comprehensive program for the major renovations of the Units, amenities, facilities, common elements and exterior of the PROJECT.

            (b) If it should be deemed necessary by INTERVAL as a result of consumer complaints to inspect the PROJECT, AFFILIATE and/or ASSOCIATION shall pay the actual cost of travel to the PROJECT for one INTERVAL representative. AFFILIATE and/or ASSOCIATION further agree to provide, without charge, suitable accommodations at the PROJECT for such INTERVAL representative, subject to availability.

            (c) While INTERVAL may inspect as often as it deems necessary, AFFILIATE and/or ASSOCIATION shall pay such expenses no more than once in any calendar year, except in the event the PROJECT is under construction or renovation, in which event AFFILIATE may also be required to pay such expenses for one additional inspection during such construction or renovation period. AFFILIATE would only be required to pay for inspection if in default.

            (d) It shall be considered prima facie evidence of failure to maintain standards if INTERVAL receives resort evaluations from Exchange Guests which rate the PROJECT, Units, facilities and/or amenities below an acceptable level as reasonably determined by INTERVAL. AFFILIATE and/or ASSOCIATION will be advised in writing of such evaluations.


       6.   SALES REPRESENTATIONS.

            (a) AFFILIATE agrees to incorporate promotional materials furnished by INTERVAL into the sales program at the PROJECT. Additionally, AFFILIATE agrees to fully and accurately describe the use of the INTERVAL NETWORK to all prospective purchasers at the PROJECT.

            (b) AFFILIATE acknowledges and agrees that it will not rely upon the INTERVAL NETWORK as the primary motivation for its sales. Individual Membership in INTERVAL shall be represented as an adjunct service to purchasers of Vacation Interests at the PROJECT.

            (c) AFFILIATE further acknowledges and agrees that membership in INTERVAL will not be offered as an investment interest or in conjunction with the sale of a security.

            (d) AFFILIATE further agrees that all sales and marketing relating to the PROJECT shall be the responsibility of AFFILIATE. AFFILIATE shall provide INTERVAL with thirty (30) days prior written notice if any individual or entity other than AFFILIATE is marketing the PROJECT. INTERVAL may, in the exercise of its reasonable business judgment, prohibit such other individual or entity from representing membership in INTERVAL in conjunction with the marketing of the PROJECT. Additionally, Interval reserves the right to suspend, indefinitely, AFFILIATE's authority to represent the INTERVAL NETWORK to prospective purchasers in the event that repeated complaints arise regarding sales practices at or relating to the PROJECT.

            (e) AFFILIATE further agrees to immediately indemnify and hold INTERVAL harmless against all actions, suits, demands, losses, expenses, costs and fees, including attorneys' fees, of whatever kind and nature incurred by INTERVAL arising out of or in connection with the sale or marketing of Vacation Interests at the PROJECT. The provisions of this subparagraph
                  (e) shall survive the expiration or termination of this Agreement.

       7.   COLLATERAL MATERIALS.

            (a) The Resort Membership Application, plans, renderings, blueprints, models, designs, documents, addenda or other exhibits submitted by, or on behalf of, AFFILIATE and/or ASSOCIATION, to INTERVAL contain representations of the current or future design, configuration, legal structure and marketing of the PROJECT. Said representations are specifically incorporated into and made a part of this Agreement.

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            (b)   AFFILIATE and/or ASSOCIATION agree to immediately notify
                  INTERVAL of any change in the information set forth in the Resort Membership Application, plans, renderings, blueprints, models, designs, documents, addenda, or such other exhibits submitted to INTERVAL with respect to the PROJECT, including, without limitation, any change in the projected marketing areas. INTERVAL shall have the right to terminate this Agreement upon thirty (30) days prior written notice if there is any material change in such information. Additionally, AFFILIATE acknowledges and agrees that it shall be required to submit a legal opinion from a licensed independent attorney, in a form satisfactory to INTERVAL, in the event the PROJECT will be marketed in areas not specifically addressed in the legal opinion letter provided pursuant to Section E. Paragraph 2(d).

       8.   AUDIT INFORMATION.

            (a) AFFILIATE and/or ASSOCIATION shall provide INTERVAL with the names, permanent addresses and telephone numbers, the type of accommodations, Unit and week number purchased, including the date of sale, for all owners of Vacation Interests at the PROJECT on an annual basis as of December 31 of each year or as requested by INTERVAL during the term of this Agreement. Such information shall be provided within twenty (20) days of the above-referenced date or within twenty (20) days of INTERVAL's written request for said information. AFFILIATE and/or ASSOCIATION further agree to provide, within twenty
                  (20) days of INTERVAL's written request, a list of all unit numbers in the PROJECT, as well as the sleeping capacity for each such unit and a yearly calendar for the PROJECT and such other information about the PROJECT as may be reasonably requested by INTERVAL.

            (b) AFFILIATE and/or ASSOCIATION further agree to provide INTERVAL with written notice of any resale, foreclosure or other-transfer of ownership of any Vacation Interest at the PROJECT as soon as AFFILIATE or ASSOCIATION become aware of any such resale, foreclosure, or other transfer of ownership. Additionally, AFFILIATE and/or ASSOCIATION agree to provide INTERVAL with prompt written notice in the event any Individual Member rescinds his/her purchase of a Vacation Interest at the PROJECT.

            (c) INTERVAL shall have the right to inspect the PROJECT's sales and ownership records upon reasonable notice during normal business hours at the PROJECT or such other place as these records may be kept.

       9.   CHARGES.

            (a) AFFILIATE and/or ASSOCIATION agree to impose the responsibility to pay any bed tax, transient occupancy tax or similar tax levied by any governmental body on the owner of the Unit Week at the PROJECT which is to be occupied by an Exchange Guest.

            (b) AFFILIATE and ASSOCIATION acknowledge and agree that the Exchange Guest shall be responsible for all personal charges (e.g., telephone calls and meals), as well as for any damage to the Unit, the PROJECT and/or the PROJECT's amenities or facilities caused by an Exchange Guest or his invitees. Consequently, INTERVAL shall not be liable, and AFFILIATE and ASSOCIATION hereby release INTERVAL from liability, for any loss incurred or damage to the Unit, the PROJECT, or the PROJECT's amenities or facilities which may be caused by an Exchange Guest or his invitees.


            (c) AFFILIATE and/or ASSOCIATION agree to provide all Exchange Guests with the same tights and privileges as those afforded to owners of Vacation Interests at the PROJECT. Additionally, AFFILIATE and ASSOCIATION agree that there shall be no fees charged to Exchange Guests for use of any of the amenities or facilities of the PROJECT or for any services relating to the use and occupancy of the Unit Week including, but not limited to. surcharges for electricity or air--conditioning or fees for the weekly cleaning of the Unit or for gratuities, other than as specifically set forth herein or as approved in writing by INTERVAL.

F.     USE OF NAME. LOGOS, SERVICE MARKS, AND MATERIALS.

       1.   USE IN PROMOTIONAL MATERIALS.

            (a) AFFILIATE and ASSOCIATION shall have the right to indicate in their promotional materials that the PROJECT is a Member Resort of INTERVAL. Additionally, AFFILIATE and ASSOCIATION shall be entitled to use in their promotional materials the INTERVAL name and logo and such other Marks that INTERVAL has indicated in writing that AFFILIATE or ASSOCIATION may use. INTERVAL, however, expressly prohibits the use of any material describing or offering the services of INTERVAL without first obtaining its prior written approval. INTERVAL expressly reserves the right to prohibit the making of representations or the use of material which, in the judgment of INTERVAL, do not accurately reflect INTERVAL or the INTERVAL NETWORK.

            (b) AFFILIATE and ASSOCIATION acknowledge and agree that INTERVAL is the owner of the Marks. AFFILIATE and ASSOCIATION further agree to observe such reasonable requirements with respect to service mark and trademark registrations as INTERVAL may require from time to time, including without limitation, affixing an "(R)" adjacent to all such registered marks in any and all uses thereof.

            (c) Any use of the INTERVAL name and logo or any other Marks which INTERVAL has authorized AFFILIATE or ASSOCIATION to use in writing must fully and prominently disclose that AFFILIATE or ASSOCIATION, as the case may be, is an independent organization and not affiliated with INTERVAL except as provided by this Agreement. AFFILIATE and ASSOCIATION further acknowledge and agree that any goodwill associated with the use of the INTERVAL name and logo or any other Marks shall inure directly and exclusively to INTERVAL.

       2.   RESTRICTIONS ON USE.

            (a) The rights arising under this Agreement are exclusive to the PROJECT. AFFILIATE and ASSOCIATION shall not use the INTERVAL name and logo or any other Mark or otherwise make any reference to its participation in the INTERVAL NETWORK in their promotional material in conjunction with any other Vacation Ownership Resort other than that specifically designated in this Agreement. AFFILIATE and ASSOCIATION further agree not to use the names or photographs of other Member Resorts in AFFILIATE's or ASSOCIATION's promotional material without obtaining the prior written consent of INTERVAL and such other resort.

            (b) AFFILIATE and ASSOCIATION agree that they will not, directly or indirectly, register or attempt to register any of the Marks or any name or mark which is similar or likely to be confused with the Marks.

G.     SALE, LEASE OR ASSIGNMENT.

       1. AFFILIATE agrees to provide INTERVAL with sixty (60) days prior written notice of its intent to sell or lease the PROJECT (or a portion thereof in bulk), or to assign this Agreement to any third party.

       2. Within thirty (30) days after receipt by INTERVAL of such written notice from AFFILIATE, INTERVAL shall have the option to either:

            (a) Consent to the assignment of this Agreement to such third party if such sale or lease is in fact consummated. Concurrent with the consummation of such sale or lease, AFFILIATE shall cause such third party to agree in writing, in form and substance satisfactory to INTERVAL, to perform under this Agreement. An executed copy of such assumption agreement shall be promptly delivered to INTERVAL. Notwithstanding the foregoing, the sale or lease of the PROJECT or the assignment of this Agreement, and the agreement of such third party to perform under the terms of this Agreement, shall not relieve AFFILIATE of its obligation to perform under the terms of this Agreement as it relates to any portion of the PROJECT not subject to the sale, lease or assignment.

            (b) Notify AFFILIATE of its intent to terminate this Agreement, which notice of termination shall establish the date of termination ninety (90) days after the date of receipt by INTERVAL of AFFILIATE's original notice. If AFFILIATE shall not have consummated such sale, lease or assignment by the established termination date to the third party named in the original notice to INTERVAL, then the termination notice sent to AFFILIATE shall be null and void, and this Agreement shall continue in full force and effect.

       3. The voluntary or involuntary sale, assignment, transfer or other disposition of a controlling interest in AFFILIATE or the PROJECT (i.e., the possession, directly or indirectly, of the power to direct the management and sales of the PROJECT, whether through ownership of stock, by contract or otherwise) shall be deemed a sale or lease and shall be subject to the provisions set forth in Paragraphs 1 and 2 of this Section G.

       4. Subject to the foregoing paragraphs of this Section G, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

H.     COVENANTS.

       1. AFFILIATE and ASSOCIATION agree that they will at all times refrain from interfering with or otherwise impairing the relationship between INTERVAL and its members, including, but not limited to Individual Members and Member Resorts.

       2. So long as INTERVAL continues to provide exchange services to Individual Members, AFFILIATE and ASSOCIATION agree not to solicit, directly or indirectly, nor to assist any third party, directly or indirectly, in the solicitation of, Individual Members for membership or participation in any exchange program or system of exchange other than the INTERVAL NETWORK Notwithstanding the foregoing, this paragraph shall not be construed to allow AFFILIATE or ASSOCIATION to solicit Individual Members or to assist in the solicitation of Individual Members for membership or participation in any other exchange program or system of exchange in the event INTERVAL is required to suspend exchange privileges due to AFFILIATE's or ASSOCIATION's failure to comply with the provisions of Section D, Paragraph 5(a) of this Agreement.

       3. AFFILIATE and ASSOCIATION agree that during the term of this Agreement and for a period of one (1) year after this Agreement expires or is terminated for any reason, neither AFFILIATE nor ASSOCIATION shall, directly or indirectly, without INTERVAL's prior written consent, hire, employ or pay any person who was employed or paid by INTERVAL during the term of this Agreement; or directly or indirectly induce any such person to terminate or alter his/her relationship with INTERVAL.

       4. The provisions of this Section H shall survive the expiration or termination of this Agreement.


I.     SUSPENSION AND TERMINATION.

       1.   SUSPENSION.

            (a) In the event that AFFILIATE and/or ASSOCIATION is in violation of any provision of this Agreement, INTERVAL shall have the right, without prejudice to its right to terminate this Agreement, to:

                  (1) immediately suspend processing of new memberships, Individual Membership renewals, the use of the INTERVAL NETWORK by Individual Members, and the right of AFFILIATE to represent the INTERVAL NETWORK to prospective purchasers of Vacation Interests at the PROJECT; and/or

                  (2) impose such other conditions as INTERVAL deems reasonably necessary.

            (b) If INTERVAL determines, in the exercise of its reasonable business judgment, that the continued operation of AFFILIATE, ASSOCIATION and/or the PROJECT are in jeopardy, INTERVAL shall have the right to suspend further performance under this Agreement until such time as INTERVAL receives satisfactory written assurances that the continued operation of the PROJECT, AFFILIATE or ASSOCIATION is not in jeopardy.

            (c) If bankruptcy proceedings are filed by or against a Party, then AFFILIATE and/or ASSOCIATION (in the case bankruptcy proceedings are filed by or against INTERVAL) or INTERVAL (in the case bankruptcy proceedings are filed by or against AFFILIATE or ASSOCIATION) may suspend all further performance of this Agreement until such bankrupt Party assumes or rejects this Agreement and adequate assurance of future performance by the bankrupt Party is provided to the non-bankrupt Parry. Any such suspension of further performance by the non-bankrupt Party pending the bankrupt Party's assumption or rejection will not be a breach of this Agreement and will not affect the non-bankrupt Party's rights to pursue or enforce any of its tights under this Agreement or otherwise.

            (d) Notwithstanding the foregoing, in the event AFFILIATE and the PROJECT regain active status with INTERVAL, AFFILIATE shall be obligated to enroll all individuals, who purchased Vacation Interests at the PROJECT while AFFILIATE was in a suspended status, as Individual Members of INTERVAL.

       2.   TERMINATION.

            (a) This Agreement may be terminated immediately upon notice in writing by INTERVAL if:

                  (1)   AFFILIATE and/or ASSOCIATION shall become insolvent; or

                  (2) AFFILIATE and/or ASSOCIATION shall make an assignment for the benefit of creditors.

            (b) This Agreement may be terminated immediately upon notice in writing by AFFILIATE and/or ASSOCIATION if:

                 (1)   INTERVAL shall become insolvent; or

                 (2) INTERVAL shall make an assignment for the benefit of creditors.

            (c) In the event that AFFILIATE and/or ASSOCIATION defaults in the performance of any of the provisions of this Agreement and fails to rectify such default within thirty (30) days after receipt of written notice specifying such default, or such additional period of time as is reasonably required to correct such default, this Agreement may be terminated by INTERVAL upon written notice to AFFILIATE and ASSOCIATION.

            (d) In the event that INTERVAL defaults in the performance of any of the provisions of this Agreement and fails to rectify such default within thirty (30) days after receipt of written notice specifying such default, or such additional period of time as is reasonably required to correct such default, this Agreement may be terminated by AFFILIATE and/or ASSOCIATION upon written notice to INTERVAL.

            (e) INTERVAL shall have the right to terminate this Agreement upon thirty (30) days prior written notice to AFFILIATE and ASSOCIATION, in the event that less than one hundred twenty-five (125) Individual Members are enrolled within one year of the Effective Date of this Agreement, or less than two hundred fifty (250) Individual Members are enrolled within two years of the Effective Date of this Agreement.

            (f) INTERVAL shall have the right to terminate this Agreement as it relates to AFFILIATE, without being obligated to terminate this Agreement as it relates to ASSOCIATION. ASSOCIATION hereby acknowledges and agrees that it will continue to be bound by the terms of this Agreement in such event.

       3.   EFFECT OF TERMINATION.

            (a) In the event that this Agreement is terminated due to AFFILIATE's and/or ASSOCIATION's failure to maintain the standards of INTERVAL in accordance with Section E, Paragraph 5 hereof, which failure in INTERVAL's judgment will impair the desirability or availability of the PROJECT to Exchange Guests, INTERVAL may suspend the exchange privileges of Individual Members but shall not be responsible for the reimbursement of any Individual Membership fees previously paid to INTERVAL.

            (b) In the event this Agreement is terminated for any cause which in INTERVAL's judgment will not impair the desirability or availability of the PROJECT, INTERVAL may continue to provide its exchange services to Individual Members until the expiration of the current year of each such membership. All such Individual Members in good standing shall be entitled to full benefits of Individual Membership during that year. At the expiration of said year, INTERVAL shall have the option of whether to allow renewals of said Individual Memberships.

            (c) AFFILIATE, ASSOCIATION and INTERVAL agree to continue honoring all Confirmations into the PROJECT made prior to termination of this Agreement, as well as all Confirmations issued to Individual Members prior to termination. Additionally, AFFILIATE and ASSOCIATION agree to honor all Confirmations into the PROJECT (even though such Confirmations are issued after termination of this Agreement) in accordance with Section D, Paragraph 5(a) for so long as Individual Members elect to renew their membership with INTERVAL and INTERVAL continues to provide exchange services to same.

            (d) AFFILIATE and ASSOCIATION expressly waive any claim or demand they may have for refund of any affiliation fee or Individual Membership fees paid to INTERVAL prior to termination.

            (e) Upon termination or expiration of this Agreement, AFFILIATE and/or ASSOCIATION shall immediately discontinue: (1) representing the INTERVAL NETWORK to purchasers; (2) utilizing all INTERVAL materials and equipment and shall return same to INTERVAL within thirty (30) days thereafter; and (3) utilizing all advertising materials which contain the INTERVAL name, logos or any other Marks or which otherwise associate the PROJECT with INTERVAL.

            (f) The provisions of this Paragraph 3 shall survive the expiration or termination of this Agreement and shall continue to govern the relationship among the Parties.

J.     REMEDIES.

       1. A Party shall be entitled to damages which it has incurred and injunctive or other equitable relief for any violation by any other Party of the provisions of this Agreement In no event, however, shall INTERVAL be liable to AFFILIATE or ASSOCIATION for incidental, special or consequential damages. In addition, the prevailing Party may recover all costs, including reasonable attorneys' fees, incurred in such action or any appeal thereto or in otherwise obtaining compliance with the terms of this Agreement, whether or not such matter proceeds to the filing of a complaint. The Parties further agree that the time of entitlement as to such fees and costs shall be the point at which breach or default by the other occurs. The provisions of this Paragraph shall survive the expiration or termination of this Agreement, and nothing herein shall be construed to restrict the right to institute proceedings at law or equity to obtain injunctive or other relief on account of any default hereunder, whether or not a Party has exercised its rights to terminate this Agreement.

       2. The remedies set forth in this Agreement are not exclusive, and the election of one remedy shall not prohibit the pursuit of other available remedies.

K.     INDEMNIFICATION.

       1. INTERVAL agrees that it will protect, save, keep harmless and indemnify AFFILIATE and/or ASSOCIATION, as the case may be, against and from any and all claims, demands, judgments, damages, suits, losses, penalties, expenses, costs and liabilities of any kind or nature whatsoever, including, but not limited to, reasonable attorneys' fees, arising directly, or indirectly, out of a breach of this Agreement by INTERVAL, its affiliates, officers, directors, employees, agents and representatives, or the failure of INTERVAL to provide its exchange program to Individual Members in accordance with its published terms and conditions. Notwithstanding the foregoing, AFFILIATE and ASSOCIATION each acknowledge and agree that INTERVAL's total liability pursuant to this Paragraph shall be limited to the fees paid to INTERVAL by AFFILIATE and/or ASSOCIATION pursuant to this Agreement.

       2. AFFILIATE agrees that it will protect, save, keep harmless and indemnify INTERVAL against and from any and all claims, demands, judgments, damages, suits, losses, penalties, expenses, costs and liabilities of any kind or nature whatsoever, including, but not limited to, reasonable attorneys' fees, arising directly, or indirectly, out of or in connection with (a) a breach of this Agreement by AFFILIATE, or its officers, directors, representatives, agents, brokers, salespersons, associates or employees; (b) the negligence or intentional misconduct of AFFILIATE, or its officers, directors, representatives, agents, brokers, salespersons, associates or employees; or (c) the operation/management of the PROJECT, including, but not limited to, any claims made against INTERVAL for personal or bodily injury occurring at the PROJECT.

       3. ASSOCIATION agrees that it will protect, save, keep harmless and indemnify INTERVAL against and from any and all claims, demands, judgments, damages, suits, losses, penalties, expenses, costs and liabilities of any kind or nature whatsoever, including, but not limited to, reasonable attorneys' fees, arising directly, or indirectly, our of or in connection with: (a) a breach of this Agreement by ASSOCIATION, its officers, directors, representatives, agents, brokers, salespersons, associates or employees; (b) the negligence or intentional misconduct of ASSOCIATION, its officers, directors, representatives, agents, brokers, salespersons, associates or employees; or (c) the operation/management of the PROJECT, including, but not limited to, any claims made against INTERVAL for personal or bodily injury occurring at the PROJECT.

       4. The provisions of this Section K shall survive the expiration or termination of this Agreement.

L. WAIVER.

     The failure of a Party to exercise any power given it hereunder or to insist upon strict compliance with the terms of this Agreement shall not constitute a waiver of that Party's right to demand exact compliance with the terms hereof. Waiver by a Party of any particular default by the other shall not affect or impair its rights with respect to any subsequent defaults of the same or of a different kind; nor shall any delay or omission by a Party to exercise any rights arising from any default affect or impair its right as to such default or any future default. Further, no custom or course of dealings of the Parties at variance with the terms hereof shall constitute a waiver of that Party's right to demand later compliance.

M. MISCELLANEOUS.

       1. All notices provided for by this Agreement shall be deemed given if in writing and delivered by hand, air express, or by registered or certified mail, return receipt requested, to the addresses set forth on page one of this Agreement or to such other address as may be specified in accordance with this procedure.

       2.   Time shall be of the essence as to all provisions of this Agreement.

       3. Should any part of this Agreement be declared invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the Patties. Any invalidity resulting from the length of a period of time shall be considered reduced to a period of time which would cure such invalidity. In any event, the invalidity of any provision of this Agreement, shall not affect any other provision of this Agreement which shall be deemed valid and enforceable to the greatest extent possible.

       4. This Agreement shall be construed under the laws of the State of Florida. The Parties acknowledge and agree that the Courts of Dade County, Florida have proper and exclusive jurisdiction over the Parties and the subject matter hereof, unless INTERVAL determines in its sole discretion that the action should be brought in the jurisdiction in which AFFILIATE, ASSOCIATION or the PROJECT is located.

       5. This Agreement is exclusively between and for the benefit of INTERVAL, AFFILIATE, and ASSOCIATION. Nothing herein shall be construed to make any purchaser, Exchange Guest, Individual Member or other individuals or entities, third party beneficiaries to this Agreement.

       6. All Parties acknowledge and agree that nothing contained in this Agreement shall be construed to create a joint venture, partnership, franchise or agency and no Party shall have the power or authority to bind or obligate any other Party.

       7. The headings and captions in this Agreement are for convenience only and shall not be referred to in the interpretation of this Agreement.

       8. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement.

       9. If more than one person or entity constitutes AFFILIATE hereunder, such persons or entities shall be jointly and severally liable for each and every obligation of AFFILIATE under this Agreement. Further the failure of an entity to execute this Agreement on behalf of ASSOCIATION shall have no effect upon AFFILIATE's obligations pursuant to this Agreement.

       10. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted.

       11. In the event of doubt or discrepancy between the English text of this Agreement and the text of this Agreement in other languages, the English text shall prevail. AFFILIATE and ASSOCIATION, by signing below, hereby acknowledge receipt of a copy of this Agreement in the English language.

       12. This Agreement contains the entire agreement of the Parties, with respect to the subject matter hereof, and supersedes any oral or written representation, inducement or promise not contained herein and may not be modified, except in writing signed by the Party against whom enforcement is sought.

IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals.

AFFILIATE:


By: /s/ BRUCE HAGEDORN                       Attest:
    ------------------------------------             ---------------------------
            Authorized Officer

Bruce Hagedorn, President
----------------------------------------
              Name and Title

----------------------------------------
                  Date


ASSOCIATION:

By:                                          Attest:
    ------------------------------------             ---------------------------
            Authorized Officer

----------------------------------------
              Name and Title

----------------------------------------
                  Date


Accepted in Miami, Florida this 3 day of October, 1997:

INTERVAL INTERNATIONAL, INC.

By: /s/ CRAIG M. NASH
    ------------------------------------
                  Authorized Officer
    Craig M. Nash

   President & Chief Executive Officer
----------------------------------------
              Name and Title

                 FIRST ADDENDUM TO RESORT AFFILIATION AGREEMENT

THIS FIRST ADDENDUM TO RESORT AFFILIATION AGREEMENT (this "First Addendum") is attached to and made a part of that certain Resort Affiliation Agreement with an effective date of October 3, 1997 (the "Agreement") by and between INTERVAL INTERNATIONAL, INC., a Florida corporation ("Interval"); and BEARTOWN DEVELOPMENT, INC., a Pennsylvania corporation ("Affiliate"), for the vacation ownership resort program known as Oak 'n Spruce Resort (the "Project"). Interval and Affiliate are sometimes jointly referred to as the "Parties".

The Parties to the Agreement mutually agree as follows:

1. Each of the Parties acknowledges that SILVERLEAF RESORTS, INC., a Texas corporation, is the successor developer for the Project and the successor in interest with respect to contracts related to the Project, in particular, the Agreement. Each of the Parties acknowledges and agrees, therefore, that each reference to Affiliate in the Agreement and in each and every addenda thereto and in the Resort Membership Application in connection with the Project (collectively, the "Affiliation Agreements") shall hereafter be a reference to the development entity SILVERLEAF RESORTS, INC.

2. Where there is a conflict between the terms and conditions of this First Addendum and the terms and conditions of the Affiliation Agreements, the terms and conditions of this First Addendum control. All other terms and conditions and definitions of the Affiliation Agreements shall be applied to and made part of this First Addendum.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals. SILVERLEAF RESORTS, INC.

By: /s/ ROBERT LEVY                          Attest:  /s/ DANA BOOTH
   --------------------------------------             --------------------------
Print Name: Robert Levy
            -----------------------------
Title: VP Resort Oper.
       ----------------------------------
Date: 9-15-98
      -----------------------------------

INTERVAL INTERNATIONAL, INC.:

Accepted in Miami, Florida this 6 day of October, 1998.

By: /s/ JEANETTE E. MARBERT
    -----------------------------------
Print Name: Jeanette E. Marbert
            ---------------------------
Title: Executive Vice President
       --------------------------------

                    ADDENDUM TO RESORT AFFILIATION AGREEMENT

           THIS ADDENDUM (this "Addendum") is attached to and made a part of the Resort Affiliation Agreement (the "Agreement") with an effective date of October 3, 1997 by and between INTERVAL INTERNATIONAL, INC., a Florida corporation ("INTERVAL"), and SILVERLEAF RESORTS, INC., a Texas corporation ("AFFILIATE"), for the resort vacation ownership program known as Oak 'n Spruce (the "PROJECT'). INTERVAL and AFFILIATE are sometimes referred to as the "Parties".

           NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Except as expressly indicated to the contrary herein, all capitalized terms used herein shall have the same meanings ascribed to them in the Agreement.

2. AFFILIATE may purchase from INTERVAL short notice certificates (the "Certificates"), at a price of twenty dollars ($20.00) per Certificate, subject to and in accordance with the following terms and conditions:

           (a) Each Certificate shall entitle the recipient to submit a short notice exchange request (30 days or less in advance of the desired travel dates) through the INTERVAL NETWORK under the conditions set forth herein.

           (b) A Certificate may only be given to an owner of a Vacation Interest at the PROJECT. AFFILIATE may provide only one such Certificate per Vacation Interest sold to each owner.

           (c) Upon delivering a Certificate to an Individual Member, AFFILIATE shall fill in the Member Name and Membership Number, as appropriate, and issue the Certificate to such Individual Member.

           (d) Certificates may only be utilized if the owner has an active Individual Membership at time of redemption and through the actual travel dates.

           (e) Each Certificate shall bear an expiration date of one year from the date of issuance.

           (f) The Individual Member must travel prior to the stated expiration date of the respective Certificate.

           (g) All Terms and Conditions of Individual Membership and Exchange which are in existence as of the date of redemption of each certificate shall apply, except that there will be no requirement for an Individual Member to relinquish a week.

           (h) Individual Members will be required to pay a redemption fee of one hundred forty-nine and no/100 United States Dollars ($149.00 US), plus tax, if applicable, in order to redeem a Certificate. INTERVAL shall have the right to increase the redemption fee for Certificates which have not yet been ordered by AFFILIATE upon prior notice to AFFILIATE.

           (i) INTERVAL shall not be required to compensate AFFILIATE in the event any Certificates are not delivered by AFFILIATE to the owners or redeemed prior to expiration.

           (j) Certificates may not be sold or exchanged for cash, barter or other consideration.

           (k) Certificates may be redeemed only by the individual named on the Certificate. Guest Certificates may not be purchased in conjunction with the redemption of a Certificate.

           (l) Certificates may not be redeemed for accommodations at the PROJECT.

           (m) Each Certificate will contain a "grid" setting forth anticipated available vacation destinations by season, which grid will be revised from time to time by INTERVAL based upon then-anticipated availabilities High demand areas such as Hawaii, Southern California and ski destinations and peak travel times such as Holiday, summer (June, July and August), school vacation and other popular vacation periods, are not likely to be included on said "grid".

           (n) Certificates may be redeemed only for travel to destinations appearing in the grid. The use of the Certificates is subject to space availability, and INTERVAL cannot guarantee the fulfillment of a specific request.

           (o) All Certificates may be ordered for an initial period of twelve (12) months from the effective date of this Addendum. Thereafter, AFFILIATE may continue to order Certificates for additional periods of twelve (12) months unless INTERVAL gives AFFILIATE written notice, at least thirty (30) days prior to the expiration of the initial period of this Addendum or of any subsequent renewal period, of its intent not to continue to make Certificates available to AFFILIATE. Orders for Certificates may not be made more than once a month and each such order shall be for at least twenty (20) Certificates. The total number of Certificates which AFFILIATE may order during a twelve month period shall be limited to the total number of new Individual Members enrolled by AFFILIATE during such twelve month period. Notwithstanding the forgoing or anything to the contrary set forth herein, INTERVAL shall have the right after the expiration of the first twelve (12) months from the effective date of this Addendum and upon not less than six (6) months prior written notice to AFFILIATE, to discontinue AFFILIATE's right to receive Certificates in the event that INTERVAL determines, in the exercise of its reasonable business judgment, that issuance of the Certificates will adversely affect the INTERVAL NETWORK, including INTERVAL's ability to fulfill exchange requests placed by INTERVAL's individual members.

           (p) INTERVAL reserves the right to increase the price at which AFFILIATE may purchase the Certificates after the first six months following the effective date of this Addendum.

3. Where there is a conflict between the terms and conditions of this Addendum and the terms and conditions of the Agreement, the terms and conditions of this Addendum control. All other terms and conditions and definitions of the Agreement shall be applied to and made a part of this Addendum.

IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals.

SILVERLEAF RESORTS, INC.

By: /s/ ROBERT LEVY
    -----------------------------------------------
Name and Title: Robert Levy, V.P. Resort Operations
                -----------------------------------
Date: 9-15-98
      ---------------------------------------------


Accepted in Miami, Florida, this 6 day of October, 1998.

INTERVAL INTERNATIONAL, INC.

By: /s/ JEANETTE E. MARBERT
    ----------------------------------
Print Name: Jeanette E. Marbert
            --------------------------
Title: Executive Vice President
       -------------------------------